EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

May 4, 2005

To the Board of Directors and Shareholders
of Cal Dive International, Inc.:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-103451) and Forms S-8 (333-58817, 333-50289 and 333-50205) of Cal Dive International, Inc. of our report dated May 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Cal Dive International, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ ERNST & YOUNG LLP

Houston, Texas